Exhibit 10.1

Execution Version

Confidential

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of March 9, 2026 (the “Effective Date”), by and among Turtle Beach Corporation, a Nevada corporation (the “Company”), on the one hand, and TDG CP LLC, The Donerail Group Inc., The Donerail Group & Co LLC and William Wyatt (collectively, the “Donerail Parties” and each, a “Donerail Party”), on the other hand. The Company and the Donerail Parties are each herein referred to as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section 15 below.

WHEREAS, on February 22, 2026, William Wyatt delivered notice to the Company terminating that certain Cooperation Agreement, dated May 13, 2022, by and among the Company and the other signatories thereto, in accordance with its terms, effective February 27, 2026.

WHEREAS, as of the Effective Date, the Donerail Parties beneficially own an aggregate of 805,498 shares of Common Stock.

WHEREAS, the Company and the Donerail Parties have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1. Board Composition and Related Matters.

(a) Board Matters.

(i) Promptly following the Effective Date, but in any event no later than thirty (30) days following the Effective Date, and with sufficient time for the Company to list the New Directors (as defined below) in the Company’s proxy statement and proxy card for the 2026 Annual Meeting, the Board and its committees shall take all necessary actions to (A) expand the size of the Board from six (6) to eight (8) members and (B) appoint two (2) independent directors (the “New Directors”), as identified by the Donerail Parties and subject to Sections 1(a)(iv) and 1(a)(v), to the Board with initial terms expiring at the 2026 Annual Meeting.

(ii) The Company agrees that the Board shall nominate only the Continuing Directors and the New Directors (together, the “Incumbent Board”) for election to the Board at the 2026 Annual Meeting. The Company will include the members of the Incumbent Board in the Company’s slate of recommended nominees standing for election at the 2026 Annual Meeting and to the extent that such members of the Incumbent Board are able and willing to serve on the Board will recommend, support and solicit proxies for the election of each member of the Incumbent Board at the 2026 Annual Meeting in the same manner as for the other members of the Incumbent Board.

(iii) At any time from the 2026 Annual Meeting until the Termination Date, upon the request of the Donerail Parties, the Board and its Committees shall take all necessary action to (A) expand the size of the Board from six (6) to seven (7) members, and (B) appoint one additional independent director (the “Additional Director”) as identified by the Donerail Parties and subject to Sections (1)(a)(iv) and 1(a)(v) to the Board with an initial term expiring at the 2027 Annual Meeting.

(iv) Each of the New Directors, the Additional Director and any Replacement Directors (as defined below) shall (A) satisfy the independence standard of Nasdaq, the requirements of the Articles of Incorporation of the Company, as amended (as may be further amended from time to time, the “Charter”), the Bylaws of the Company, as amended (as may be further amended from time to time, the “Bylaws”) and other Company Policy (as defined below), and any applicable law, and (B) possess the relevant financial and business experience to be a director of the Company.

(v) As a condition to being appointed to the Board, each of the New Directors, the Additional Director and any Replacement Directors will have participated in reasonable customary procedures for new director candidates and received a favorable recommendation from the Nominating and Governance Committee of the Board (the “Nominating Committee”), such recommendation not to be unreasonably withheld. Such procedures include (A) providing information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, information in connection with assessing eligibility, independence, and other criteria applicable to directors or satisfying compliance and legal obligations, and a fully completed and executed copy of the Company’s director candidate questionnaire (substantially in the form completed by the Company’s incumbent non-management directors), in each case, as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the SEC, (B) agreeing to comply at all times with the Company Policies, and (C) consenting to appropriate background checks comparable to those undergone by other non-management directors of the Company.

(vi) Each Party acknowledges that the New Directors, Additional Director and any Replacement Directors shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board (collectively, the “Company Policies”), and will be required to strictly adhere to the Company’s policies on confidentiality imposed on all members of the Board.

(vii) From (A) the date that is one (1) Business Day following the Effective Date until the 2026 Annual Meeting, the Board shall not increase the size of the Board to greater than eight (8) directors without the unanimous consent of the Continuing Directors, and (B) the 2026 Annual Meeting until the Termination Date (as defined below), the Board shall not increase the size of the Board to greater than seven (7) directors without the unanimous consent of all the members of the Board.

(viii) The Company agrees that at or prior to the execution of this Agreement, the Board and its committee shall take or have taken all necessary actions to appoint William Wyatt as Chairman of the Board.

(ix) The Board shall give each of the New Directors, the Additional Director and any Replacement Directors the same due consideration for membership to each of the Board’s other committees and subcommittees, including any new committees and subcommittees that may be established on or after the Effective Date, as any other director.

(b) Replacement Rights.

(i) From the Effective Date until the Termination Date, if Mr. Wyatt or any New Director or the Additional Director ceases to be a director for whatever reason (other than due to a violation of any applicable law or the Charter, Bylaws or other Company Policy), then the Donerail Parties may propose one or more candidates satisfying the criteria set forth in Sections 1(a)(iv) and 1(a)(v) and the Board shall select one of the candidates for appointment to the Board (such individual, a “Replacement Director”); provided, that, for the avoidance of doubt, solely in the case of a Replacement Director chosen to replace Mr. Wyatt, the candidates proposed by the Donerail Parties may, but do not have to, be affiliated with the Donerail Parties.

(ii) Any candidate for Replacement Director shall be subject to the reasonable approval of the Nominating Committee and the Board, which approval shall occur as soon as practicable following the identification of the candidate and shall not be unreasonably withheld, conditioned or delayed, and such Replacement Director shall be appointed to the Board within five (5) Business Days after the Nominating Committee and the Board have approved of such candidate. In the event the Board or the Nominating Committee determines in good faith not to approve any Replacement Director proposed by the Donerail Parties, the Parties shall follow the same procedure set forth in this Section 1(b)(i) until a Replacement Director is appointed to the Board. Any Replacement Director appointed to replace a New Director or the Additional Director shall be treated as a New Director or the Additional Director, as applicable, for all purposes of this Agreement.

(iii) Any Replacement Director appointed to the Board in accordance with this Section 1(b) shall be appointed to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s ceasing to serve on the Board; provided, that as a condition to such appointment, a Replacement Director shall possess the necessary qualifications to serve on the applicable committee of the Board.

(iv) This Section 1(b), including the Donerail Parties’ right to identify Replacement Directors, shall terminate irrevocably if the Donerail Parties cease to beneficially own, in the aggregate, at least 2.0% of the outstanding shares of Common Stock. Each time the Donerail Parties exercise their right to participate in the identification of Replacement Directors under this Section 1(b), they shall provide evidence reasonably satisfactory to the Company that the Donerail Parties have beneficially owned since the Effective Date and beneficially own at that time, in the aggregate, at least 2.0% of the outstanding shares of Common Stock.

2. Voting Commitment. Until the Termination Date, the Donerail Parties shall, or shall cause their respective Representatives to (i) appear in person or by proxy at each Stockholder Meeting and (ii) vote, or deliver consents or consent revocations with respect to, all shares of Common Stock beneficially owned by the Donerail Parties which the Donerail Parties have the right to vote as of the applicable record date for such Stockholder Meeting in accordance with the Board’s recommendations with respect to all proposals submitted to stockholders at such Stockholder Meeting other than proposals with respect to an Extraordinary Transaction, which the Donerail Parties may vote on in their sole discretion, in each case as the Board’s recommendation is set forth in the definitive proxy statement, consent solicitation statement, or revocation solicitation statement filed by the Company in respect of such Stockholder Meeting; provided, however, that in the event either Institutional Stockholder Services, Inc. (“ISS”) or Glass Lewis & Co. (“Glass Lewis”), or any successor thereto, publishes a voting recommendation that differs from the Board’s recommendation with respect to any proposal (other than proposals related to director elections, removals or replacements) submitted to stockholders at any Stockholder Meeting, the Donerail Parties will be permitted to vote, or deliver consents or consent revocations with respect to, any shares beneficially owned by such Donerail Party in accordance with such ISS or Glass Lewis recommendation. Each Donerail Party shall take all actions necessary (including by calling back loaned out shares) to ensure that such Donerail Party has voting power for each share owned by it on the record date for each Stockholder Meeting, excluding any options or derivatives held by any Donerail Party as of any such record date.

3. Standstill. Until the Termination Date, except as otherwise provided in this Agreement, without the prior written consent of the Board, the Donerail Parties shall not, and shall cause their respective Affiliates not to, directly or indirectly:

(a) acquire, offer or seek to acquire, agree to acquire, or acquire rights or options to acquire (except by way of (i) stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis or pursuant to an Extraordinary Transaction that has been approved by the Board or (ii) director awards made to Mr. Wyatt or a Replacement Director for Mr. Wyatt in connection with his service as a director), whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any securities of the Company (other than through a broad-based market basket or index), any rights decoupled from the underlying securities of the Company, or any derivative securities, contracts or instruments in any way related to the price of shares of Common Stock, or any assets or liabilities of the Company; provided, that the Donerail Parties and their Affiliates, in the aggregate, may, in accordance with the terms of this Agreement and applicable securities laws, acquire shares of Common Stock so long as they beneficially own, in the aggregate, no more than 9.9% of the then outstanding shares of Common Stock, including through the exercise of, or acquisition of, derivative securities to the extent not prohibited by any applicable law or Company Policy;

(b) sell, assign, or otherwise transfer or dispose of shares of Common Stock, or any rights decoupled from such shares, beneficially owned by them, to any Third Party that, to the Donerail Parties’ knowledge (after due inquiry, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest of, in the aggregate, more than 4.9% of the shares of Common Stock outstanding at such time or would increase the beneficial ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest of, in the aggregate, more than 4.9% of the shares of Common Stock outstanding at such time, except for Schedule 13G filers that are mutual funds, pension funds, index funds or investment fund managers with no known history of activism or known plans to engage in activism;

(c) (i) other than pursuant to Section 1 of this Agreement, nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (ii) knowingly initiate, encourage, assist or participate in any solicitation of proxies, consents or consent revocations in respect of any election contest or removal contest with respect to the Company’s directors; (iii) knowingly submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) knowingly initiate, encourage, assist or participate in any solicitation of proxies, consents or consent revocations in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; or (v) knowingly initiate, encourage, assist or participate in any “withhold” or similar campaign with respect to any proposal for consideration at, or other business brought before, any Stockholder Meeting; or (vi) call or seek to call, or request the call of, or initiate a consent solicitation or consent revocation solicitation with respect to, alone or in concert with others, any Stockholder Meeting, whether or not such a Stockholder Meeting is permitted by the Charter and Bylaws of the Company;

(d) (A) form, join or in any way participate in any group or agreement of any kind with respect to any voting securities of the Company, other than any such group or agreement solely among the Donerail Parties or any Affiliates thereof, (B) grant any proxy, consent or other authority to vote with respect to any matters to be voted on by the Company’s stockholders (other than to the named proxies included in the Company’s proxy card for any meeting of the Company’s stockholders or any stockholder action by written consent or in accordance with this Agreement), or (C) deposit or agree to deposit any voting securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust, agreement or similar arrangement or otherwise subject any Company voting securities to any arrangement or agreement with respect to the voting thereof, other than any such voting trust, arrangement, or agreement that is solely among the Donerail Parties;

(e) knowingly seek to advise, influence or encourage any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company (other than any advice, influence or encouragement that is consistent with the Board’s recommendation in connection with such matter);

(f) make any request for the Company’s stockholder list materials or other books and records;

(g) (i) make any proposal with respect to or (ii) make any statement or otherwise knowingly seek to encourage, advise or assist any person in so encouraging or advising with respect to: (A) any change in the composition, number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization, dividend policy, or share repurchase programs or practices of the Company, (C) any other change in the Company’s management, governance, business, operations, strategy, corporate structure, affairs or policies, (D) any Extraordinary Transaction, (E) amending or waiving any provision of the Charter or Bylaws, or any actions that may impede or facilitate the acquisition of control of the Company by any person, (F) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (G) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(h) initiate, make, or knowingly participate in any way, in any Extraordinary Transaction or make any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(i) effect or seek to effect, offer or propose to effect, cause or participate in, or knowingly assist or facilitate any other person to effect or seek, offer or propose to effect or indicate an interest or participate in, any (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(j) publicly disclose any vote, delivery of consents or consent revocations, or failure to deliver consents or consent revocations, as applicable, by the Donerail Parties against the voting recommendations of the Board in connection with a Stockholder Meeting;

(k) comment publicly about any director or the Company’s management, policies, strategy, operations, financial results or any transactions involving the Company or any of its subsidiaries;

(l) make or in any way advance any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement, other than through non-public communication with the Company that would not reasonably be expected to trigger public disclosure obligations for any of the Parties;

(m) take any action challenging the validity or enforceability of any provision this Agreement; or

(n) enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or knowingly advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;

provided, however, that the restrictions in this Section 3 shall not prevent the Donerail Parties from (i) making any factual statement to the extent required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over the Party from whom information is sought so long as such request did not arise as a result of any action by the Donerail Parties, (ii) communicating privately with the Company’s directors or executive officers, including, for the avoidance of doubt, discussions regarding potential strategic and Extraordinary Transactions and the identification of potential interested Third Parties, so long as such private communications would not reasonably be expected to trigger public disclosure obligations for any Party, or (iii) tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as the other stockholders of the Company or from participating in any such transaction that has been approved by the Board, subject to the other terms of this Agreement. For the avoidance of doubt, nothing in this Section 3 shall be deemed to limit (x) the exercise in good faith by any of Mr. Wyatt, the New Directors or the Additional Director (or any Replacement Director, as applicable) of such person’s fiduciary duties in such person’s capacity as a director of the Company.

4. Mutual Non-Disparagement.

(a) Until the Termination Date, without the prior written consent of the other Party, neither Party shall, nor shall it permit any of its Representatives to, directly or indirectly, in any capacity or manner, make, transmit or otherwise communicate any public remark, comment, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, including to any member of the media, that might reasonably be construed to criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s Affiliates, subsidiaries, their respective businesses, or their respective current or former directors (in their capacity as such), officers, or employees.

(b) The restrictions in Section 4(a) shall not (i) apply to (A) any compelled testimony or production of information, whether by legal process, subpoena, or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the Party from whom information is sought, in each case to the extent required, (B) any statement made in connection with any action to enforce this Agreement, or (C) any disclosure that such Party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; or (ii) prohibit any Party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

(c) The restrictions in Section 4(a) shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Section 4(a), if such statement by the other Party was made in breach of this Agreement.

5. No Litigation. Each Party hereby covenants and agrees that, prior to the Termination Date, it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten or initiate any lawsuit, claim, or proceeding before any Governmental Authority (each, a “Legal Proceeding”) against the other Party or any of its Representatives, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement, (b) counterclaims with respect to any proceeding initiated by or on behalf of one Party or its Affiliates against the other Party or its Affiliates or (c) any Legal Proceeding with respect to claims of fraud in connection with, arising out of or related to this Agreement; provided, however, that the foregoing shall not prevent any Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of, or at the direct or indirect suggestion of such Party or any of its Representatives; provided, further, that in the event any Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable). Each Party represents and warrants that, as of the Effective Date, it has not filed any Legal Proceeding against the other Party.

6. Mutual Releases.

(a) Release by the Donerail Parties.

(i) As of the Effective Date, the Donerail Parties, and each of them, permanently, fully and completely release, acquit and discharge the Company, and the Company’s subsidiaries, joint ventures and partnerships, successors, assigns, officers, directors, partners, members, managers, principals, predecessor or successor entities, agents, employees, stockholders, auditors, advisors, consultants, attorneys, insurers, heirs, executors, administrators, successors and assigns of any such person (in each case, in their capacities as such) (collectively, the “Company Released Group”), jointly or severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, direct or derivative, foreseen, unforeseen, known or unknown, that the Donerail Parties or any of them have had, now have, or may have against any of the Company and/or the Company Released Group, collectively, jointly or severally, at any time prior to and including the Effective Date, including, but not limited to, any and all claims arising out of or in any way whatsoever related to the Donerail Parties’ involvement with, or ownership of securities of, the Company (the “Donerail Release”); provided, however, that the Donerail Release shall be void if a court finds in a final, non-appealable order that the Company has materially breached this Agreement with such material breach not capable of being cured.

(ii) The Donerail Parties each acknowledge that as of the Effective Date, the Donerail Parties may have claims against the Company that a Donerail Party does not know or suspect to exist in his, her or its favor, including, but not limited to claims that, had they been known, might have affected the decision to enter into this Agreement, or to provide the Donerail Release set forth in this Section 6(a). In connection with any such claims, the Donerail Parties agree that they intend to waive, relinquish, and release any and all provisions, rights, and benefits any state or territory of the United States or other jurisdiction that purports to limit the application of a release to unknown claims, or to facts unknown at the time the Donerail Release was entered into. Without limiting the foregoing, the Donerail Parties expressly waive any right or protection under Section 1542 of the California Civil Code, which provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY. In connection with the foregoing waiver, the Donerail Parties acknowledge that they, or any of them, may (including after the Effective Date) discover facts in addition to or different from those known or believed by them to be true with respect to the subject matter of the Donerail Release set forth in this Section 6(a), but it is the intention of the Donerail Parties to complete, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all claims that they may have against the Company, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, that now exist or previously existed, without regard to the subsequent discovery of additional or different facts. The Donerail Parties acknowledge that the foregoing waiver is a key, material, bargained-for element to this Agreement and the Donerail Release that is part of it.

(b) Release by the Company.

(i) As of the Effective Date, the Company permanently, fully and completely releases, acquits and discharges the Donerail Parties, and the Donerail Parties’ subsidiaries, joint ventures and partnerships, successors, assigns, officers, directors, partners, members, managers, principals, predecessor or successor entities, agents, employees, stockholders, auditors, advisors, consultants, attorneys, insurers, heirs, executors, administrators, successors and assigns of any such person (in each case, in their capacities as such) (collectively, the “Donerail Released Group”), jointly or severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, direct or derivative, foreseen, unforeseen, known or unknown, that the Company has had, now has, or may have against any of the Donerail Parties and/or the Donerail Released Group, collectively, jointly or severally, at any time prior to and including the Effective Date, including, but not limited to, any and all claims arising out of or in any way whatsoever related to the Company’s involvement with the Donerail Parties (the “Company Release” and collectively with the Donerail Release, the “Releases”); provided, however, that the Company Release shall be void if a court finds in a final, non-appealable order that the Donerail Parties have materially breached this Agreement with such material breach not capable of being cured.

(ii) The Company acknowledges that as of the Effective Date, the Company may have claims against the Donerail Parties that the Company does not know or suspect to exist in its favor, including, but not limited to claims that, had they been known, might have affected the decision to enter into this Agreement, or to provide the Company Release set forth in this Section 6(b). In connection with any such claims, the Company agrees that it intends to waive, relinquish, and release any and all provisions, rights, and benefits any state or territory of the United States or other jurisdiction that purports to limit the application of a release to unknown claims, or to facts unknown at the time the Company Release was entered into. Without limiting the foregoing, the Company expressly waives any right or protection under Section 1542 of the California Civil Code, which provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER ,WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY. In connection with the foregoing waiver, the Company acknowledges that it may (including after the Effective Date) discover facts in addition to or different from those known or believed by it to be true with respect to the subject matter of the Company Release set forth in this Section 6(b), but it is the intention of the Company to complete, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all claims that it may have against the Donerail Parties, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, that now exist or previously existed, without regard to the subsequent discovery of additional or different facts. The Company acknowledges that the foregoing waiver is a key, material, bargained-for element to this Agreement and the Company Release that is part of it.

(c) Broad Releases. The Releases provided for in this Section 6 are intended to be broad, and this breadth is a bargained-for feature of this Agreement. Despite this, the Releases provided for in this Section 6 are not intended to, and do not, extend to any Party’s obligations under this Agreement.

7. Public Statements; SEC Filings.

(a) Within four (4) Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K setting forth a brief description of the terms of this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Company shall provide the Donerail Parties and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to it being filed with the SEC and consider in good faith any comments of the Donerail Parties and their Representatives.

(b) Except for the filing of the Form 8-K, no Party shall issue any press release or other public statement (including in any filing required under the Exchange Act) about the subject matter of this Agreement or the other Party, except as required by law, Legal Requirement or applicable stock exchange listing rules or with the prior written consent of the other Party and otherwise in accordance with this Agreement.

8. Affiliates and Associates. Each Party shall instruct its Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by an Affiliate or Associate of a Party, if such Affiliate or Associate is not a Party to this Agreement, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a Party to this Agreement.

9. Representations and Warranties.

(a) Each of the Donerail Parties represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by such Donerail Party, constitutes a valid and binding obligation and agreement of such Donerail Party and is enforceable against such Donerail Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. Each of the Donerail Parties represents that (i) if such Donerail Party is not a natural person, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of its organizational documents as currently in effect and (ii) the execution, delivery and performance of this Agreement by it does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it or (B) result in any breach or violation of or constitute a default under or pursuant to (or an event which with notice or lapse of time or both could constitute such a breach, violation or default), or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document (if such Donerail Party is not a natural person), agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound. Each of the Donerail Parties represents and warrants that it will not compensate any New Director, the Additional Director or any Replacement Director in connection with their service as a director of the Company, nor does it or will it have any voting commitments (written or oral) with any New Director, the Additional Director or any Replacement Director.

(b) The Company represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. The Company represents and warrants that (i) the execution and delivery of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect and (ii) the execution, delivery and performance of this Agreement by the Company does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (B) result in any breach or violation of or constitute a default under or pursuant to (or an event which with notice or lapse of time or both could constitute such a breach, violation or default), or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

10. Termination.

(a) This Agreement shall remain in effect until terminated by either the Company or the Donerail Parties giving five (5) Business Days’ advance notice to the other Party (the date of termination, the “Termination Date”); provided, however, that (i) neither the Company nor the Donerail Parties shall terminate this Agreement until the date that is thirty (30) days before the nomination window opens under the Bylaws for the 2027 Annual Meeting, (ii) the Donerail Parties may earlier terminate this Agreement if the Company is in material breach of its representations, warranties, covenants or agreements under this Agreement and such material breach is impossible to cure or, if capable of being cured, is not cured within fifteen (15) calendar days after receipt by the Company from the Donerail Parties specifying the material breach, and (iii) the Company may earlier terminate this Agreement if the Donerail Parties are in material breach of their representations, warranties, covenants or agreements under this Agreement and such material breach is impossible to cure or, if capable of being cured, is not cured within fifteen (15) calendar days after receipt by the Donerail Parties from the Company specifying the material breach.

(b) Notwithstanding anything to the contrary in this Agreement, this Agreement shall automatically terminate upon the Company’s entry into any Extraordinary Transaction, unless the Donerail Parties have agreed to enter into a voting or support agreement with the Company in connection with such Extraordinary Transaction, in which case this Agreement will terminate upon the closing of such Extraordinary Transaction.

(c) If this Agreement is terminated in accordance with this Section 10, this Agreement shall forthwith become null and void, but (i) no termination shall relieve any Party from liability for any breach of this Agreement prior to such termination and (ii) Section 11 through Section 16 shall survive the termination of this Agreement.

11. Expenses. Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall pay to the Donerail Parties an amount agreed to between the Parties, (a) in exchange for the Donerail Release from the Donerail Parties set forth in Section 6(a), and (b) as reimbursement for reasonable, documented out-of-pocket fees and expenses incurred in connection with the matters related to the Donerail Parties’ engagement with the Company, the 2026 Annual Meeting, including the nomination of directors, the negotiation and execution of this Agreement and the actions or transactions contemplated hereby.

12. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending, if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one (1) Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:

Turtle Beach Corporation

5822 Bernardo Center Drive, Suite 105

San Diego, California 92127

Attn: Megan Wynne, General Counsel

Email: ***

with mandatory copies (which shall not constitute notice) to:

Dechert LLP

Cira Centre, 2929 Arch Street

Philadelphia, Pennsylvania 19104

Attn: Stephen M. Leitzell

Email: ***

If to the Donerail Parties:

The Donerail Group LP

240 26th Street, Suite 3

Santa Monica, California 90402

Attn: William Wyatt

Email: ***

with a mandatory copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attn: Andrew Freedman, Esq.

Ian Engoron, Esq.

Email: ***

***

13. Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to its conflict of laws principles. The Parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the state or Federal courts located in Clark County, Nevada, and any appellate court from any such state or Federal court. Each Party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each Party consents to accept service of process in any such Legal Proceeding by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 12. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

14. Specific Performance. Each Party to this Agreement acknowledges and agrees that the other Party may be irreparably injured by an actual breach of this Agreement by the first-mentioned Party or its Representatives and that monetary remedies would be inadequate to protect either Party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the Parties under this Agreement, each Party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief, without the necessity of posting a bond or other security, if the other Party or any of its Representatives breaches or threatens to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement but shall be in addition to all other remedies available at law or equity to the non-breaching Party.

15. Certain Definitions and Interpretations. As used in this Agreement:

(a) “2026 Annual Meeting” shall mean the Company’s 2026 annual meeting of stockholders.

(b) “2027 Annual Meeting” shall mean the Company’s 2027 annual meeting of stockholders.

(c) “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or one or more Donerail Parties, as applicable; provided, further, that, for purposes of this Agreement, none of the Donerail Parties shall be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of any of the Donerail Parties;

(d) “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder; provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act;

(e) “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(f) “Common Stock” means the common stock, par value $0.001 per share, of the Company;

(g) “Continuing Directors” means Elizabeth B. Bush, Cris Keirn, Julia W. Sze and William Wyatt.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(i) “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a third party that, in each case, results in a change in control of the Company or the sale of all or substantially all of its assets;

(j) “Governmental Authority” means any federal, state, local, municipal, or foreign government and any political subdivision thereof, any authority, bureau, commission, department, board, official, or other instrumentality of such government or political subdivision, any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), including, but not limited to, the SEC and its staff, and any court of competent jurisdiction.

(k) “other Party” means, with respect to the Company, the Donerail Parties, and with respect to the Donerail Parties, the Company;

(l) “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates;

(m) “SEC” means Securities and Exchange Commission.

(n) “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling, continuation or meeting held in lieu thereof; and

(o) “Third Party” refers to any person that is not a Party, a member of the Board, a director or officer of the Company, or legal counsel to either Party.

In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, references to any gender shall include each other gender.

16. Miscellaneous.

(a) This Agreement, including all exhibits hereto, contains the entire agreement between the Parties and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

(b) This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

(c) This Agreement shall not be assignable by operation of law or otherwise by a Party without the consent of the other Party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

(d) Neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f) Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each Party.

(g) This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(h) Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

(i) The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:
Turtle Beach Corporation
By:	/s/ Cris Keirn
Name:	Cris Keirn
Title:	Chief Executive Officer

[Signature Page to Cooperation Agreement]

THE DONERAIL PARTIES:

TDG CP LLC

By:	/s/ William Wyatt
Name:	William Wyatt
Title:	Managing Partner

The Donerail Group Inc.

By:	/s/ William Wyatt
Name:	William Wyatt
Title:	Managing Partner

The Donerail Group & Co LLC

By:	/s/ William Wyatt
Name:	William Wyatt
Title:	Managing Partner

William Wyatt

/s/ William Wyatt

[Signature Page to Cooperation Agreement]